UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 10, 2010

BLACK HILLS CORPORATION

(Exact name of registrant as specified in its charter)

South Dakota

(State or other jurisdiction of incorporation)

001-31303	46-0458824
(Commission File Number)	(IRS Employer Identification No.)

625 Ninth Street, PO Box 1400
Rapid City, South Dakota	57709-1400
(Address of principal executive offices)	(Zip Code)

605.721.1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Black Hills Corporation, a South Dakota corporation (the “Company”), entered into an underwriting agreement dated November 10, 2010 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, BMO Capital Markets Corp., RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, individually and acting as representatives of the several underwriters named therein (the “Underwriters”), and in the case of J.P. Morgan Securities LLC, acting as agent for an affiliate (the “Forward Seller”) and as agent for JPMorgan Chase Bank, National Association (the “Forward Purchaser”), in connection with the sale by the Forward Seller and purchase by the Underwriters of 4,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”), of the Company (the “Borrowed Underwritten Shares”), and the grant by the Company or the Forward Seller, as applicable, to the Underwriters, of the option to purchase all or any part of 600,000 additional shares of Common Stock solely to cover over-allotments (the “Option Shares”). The Borrowed Underwritten Shares will be borrowed and delivered to the Underwriters by the Forward Seller, subject to certain exceptions described in the Underwriting Agreement.  The Underwriting Agreement provides that the Company may elect, if the over-allotment option is exercised, in lieu of issuing and delivering the Option Shares directly to the Underwriters, that such Option Shares be borrowed and delivered to the Underwriters by the Forward Seller.

The Underwriters are offering the Borrowed Underwritten Shares to the public at a price of $29.75 per share (the “Offering”).   The closing of the Offering is expected to occur on November 17, 2010, subject to the satisfaction of customary closing conditions.

In connection with the Offering, the Company also entered into a confirmation dated November 10, 2010, as amended by that certain amendment dated November 15, 2010 (as amended, the “Forward Sale Agreement”) with J.P. Morgan Securities LLC as agent for the Forward Purchaser. The Forward Sale Agreement relates to the forward sale by the Company of a number of shares of common stock equal to the number of shares of common stock to be borrowed and sold by the Forward Seller pursuant to the Underwriting Agreement. Settlement of the Forward Sale Agreement is expected to occur no later than approximately 12 months following the closing date of the Offering. The Company intends to use any net proceeds it receives upon settlement of the Forward Sale Agreement, or from any sales of shares to the Underwriters in the circumstances described in the Underwriting Agreement, to repay borrowings under its $500 million revolving credit facility which matures on April 14, 2013 (the “Revolving Credit Facility”) that were used primarily to finance the construction costs of the Company’s new Colorado Electric and Black Hills Colorado IPP power generation facilities, to fund future capital expenditures to be incurred to complete the construction of the facilities and for general corporate purposes.  The aggregate principal amount of borrowings outstanding on the Revolving Credit Facility as of September 30, 2010, was $145.0 million. Upon physical settlement of the Forward Sale Agreement, the Company will deliver shares of its Common Stock in exchange for cash proceeds at the then-applicable forward sale price.  The forward sale price is initially equal to the public offering price less the underwriting discount and is subject to adjustment as provided in the Forward Sale Agreement.  However, subject to certain exceptions, the Company may elect cash or net share settlement for all or a portion of its obligations under the Forward Sale Agreement. Assuming physical settlement of the Forward Sale Agreement based upon the initial forward sale price of $28.70875 per share as of the pricing date of the Offering, the Company would receive net proceeds of approximately $114,835,000 upon settlement of the Forward Sale Agreement, after deducting the underwriters’ discount and commissions and before deducting estimated offering expenses.

The Offering is described in the prospectus supplement of the Company, dated November 10, 2010, together with the related prospectus dated October 22, 2009, filed with the Securities and Exchange Commission under Rule 424(b) on November 12, 2010.

The Underwriting Agreement and the Forward Sale Agreement contain various representations, warranties and agreements by the Company, conditions to closing, indemnification rights and obligations of the parties and termination provisions. The description of the Underwriting Agreement and the Forward Sale Agreement set forth above is qualified in its entirety by reference to the Underwriting Agreement and the Forward Sale Agreement, which are filed as exhibits to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K is being filed for the purpose of filing exhibits to the Registration Statement on Form S-3 (File No. 333-150669) (the “Registration Statement”).

Item 9.01              Financial Statements and Exhibits

(d)           Exhibits.

The Registrant files the following exhibits as part of this report:

Exhibit 1.1	Underwriting Agreement dated November 10, 2010.

Exhibit 1.2	Confirmation dated November 10, 2010.

Exhibit 1.3	Amendment dated November 15, 2010, to Confirmation dated November 10, 2010.

Exhibit 5	Opinion of Steven J. Helmers regarding the legality of the Company’s common stock.

Exhibit 23	Consent of Steven J. Helmers (included in Exhibit 5).

Exhibit 99	Press Release dated November 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HILLS CORPORATION

	By:	/s/ ANTHONY S. CLEBERG
Anthony S. Cleberg
Executive Vice President and Chief Financial Officer

Date: November 16, 2010

Exhibit Index

Exhibit 1.1	Underwriting Agreement dated November 10, 2010.

Exhibit 1.2	Confirmation dated November 10, 2010.

Exhibit 1.3	Amendment dated November 15, 2010, to Confirmation dated November 10, 2010.

Exhibit 5	Opinion of Steven J. Helmers regarding the legality of the Company’s common stock.

Exhibit 23	Consent of Steven J. Helmers (included in Exhibit 5).

Exhibit 99	Press Release dated November 10, 2010.